Exhibit 99.1
Liberator Medical Moves Off the OTCBB, Remains Trading on the Pink Sheets
STUART, FL — February 14, 2008 — Liberator Medical Holdings, Inc. (PINKSHEETS: LBMHE) announces today its common shares will not be eligible for quotation on the OTCBB effective 2-14-2008. The shares will continue to be traded and quoted as a fully reporting company on the Pink Sheets. This event was the result of the Company’s missing the filing deadline of its recent 10-KSB by a few days. The Company was late substantially as a result of a change in its independent auditors and inadequate time for the new auditors to review the previous auditors’ two-year audit and conduct the audit for fiscal 2007. The delisting occurs automatically under the rules governing OTCBB companies when a company is late in filing its quarterly or annual reports three times in a two-year period. Under previous ownership, the Company which was then known as Cardiff Communications, had been late twice. Despite the change in ownership and the combination of Cardiff with Liberator Medical Supply, Inc., since the publicly reporting entity remains the same, the delisting rules still applied after the third late filing.
Mark Libratore, the Company’s President and CEO, commented, “We believe that it’s unfair that we should have to pay the price for Cardiff’s previous two late filings. The second late filing occurred during the time that our operating company, Liberator Medical Supply, Inc., was in the process of combining with Cardiff, and was only 16 hours late. There was never an E put on Cardiff’s symbol and we (the operating company) were never notified by FINRA about this second late filing or that we might be exposed to delisting. While we are disappointed with this event, it has no direct impact on the Company’s operations and we will continue to file all of the documents required by the SEC as a fully reporting company so that we will remain current in our filings, as we now are.”
Liberator will be added to the list of many companies that have been caught up by this stringent OTCBB rule. Liberator’s fundamentals are doing very well as previously announced, with back-to-back record operating results for November and December of 2007. After twelve months of current reporting, the Company will have the opportunity to move back to the OTCBB. However, this does not prohibit the Company from moving to an exchange such as the AMEX or NASDAQ if it qualifies before the end of the twelve-month time line.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc. established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider Accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 75% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Further, Liberator Holdings is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control, such as announcements and product development by competing product and service providers.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net